ENERGY TRANSFER REPORTS STRONG SECOND QUARTER 2022 RESULTS
AND INCREASES 2022 FULL YEAR OUTLOOK
Dallas - August 3, 2022 - Energy Transfer LP (NYSE:ET) (“Energy Transfer” or the “Partnership”) today reported financial results for the quarter ended June 30, 2022.
Energy Transfer reported net income attributable to partners for the three months ended June 30, 2022 of $1.33 billion, a $700 million increase from the same period last year. For the three months ended June 30, 2022, net income per limited partner unit (basic) was $0.40 per unit.
Adjusted EBITDA for the three months ended June 30, 2022 was $3.23 billion compared to $2.62 billion for the three months ended June 30, 2021.
Distributable Cash Flow attributable to partners, as adjusted, for the three months ended June 30, 2022 was $1.88 billion compared to $1.39 billion for the three months ended June 30, 2021.
For the second quarter 2022, Energy Transfer had higher transportation volumes across all of its segments and a full quarter contribution from the Enable Midstream assets that were acquired in December 2021.
Key accomplishments and recent developments:
Operational
•As a result of increasing demand for fractionation capacity, Energy Transfer recently resumed construction of its eighth fractionator at its Mont Belvieu, Texas facility. Frac VIII, which was more than half funded when construction was paused in 2020, is now expected to be in service in the third quarter of 2023 and will bring the Partnership’s total fractionation capacity at Mont Belvieu to over 1.1 million barrels per day.
•During the second quarter of 2022, Energy Transfer achieved record processing volumes in the Permian Basin. In support of this increased activity, the Partnership is currently constructing two new cryogenic processing plants:
◦The Grey Wolf and Bear plants will each have a design capacity of 200 MMcf per day and are expected to be in service by year-end 2022 and in the second quarter of 2023, respectively.
•During the second quarter of 2022, Energy Transfer also reported record NGL transportation and fractionation volumes.
•Energy Transfer recently completed a non-binding open season on its Gulf Run Pipeline Project. Customer discussions are ongoing, which will likely necessitate facilities beyond the initial design of 1.65 Bcf/d. The 42-inch pipeline is expected to be completed by year-end 2022 and will provide natural gas transmission between the prolific Haynesville Shale and the U.S. Gulf Coast.
•Energy Transfer’s Houston Terminal increased export crude oil volumes in the second quarter as a result of improved supply access via the new Ted Collins Link. This pipeline connection increases access to oil volumes from Energy Transfer’s Nederland Terminal and is expected to support future export volume growth.
Strategic
•In August 2022, Energy Transfer entered into an agreement to acquire Woodford Express, LLC, a Mid-Continent gas gathering and processing system, for approximately $485 million. The system, which is located in the heart of the SCOOP play, has 450 MMcf per day of cryogenic gas processing and treating capacity and over 200 miles of gathering and transportation lines, which are connected to Energy Transfer’s pipeline network. The system is supported by dedicated acreage with long-term, predominantly fixed-fee contracts with active, proven producers. The transaction is expected to close by the end of the third quarter, subject to regulatory review and other customary closing conditions, and to be immediately accretive to Distributable Cash Flow.

•To date in 2022, the Partnership has entered into five long-term LNG Sale and Purchase Agreements (“SPAs”). Under these SPAs, Energy Transfer LNG Export, LLC is expected to supply a total of 5.8 million tonnes of LNG per annum, with first deliveries expected to commence as early as 2026 under SPA terms ranging from 18 to 25 years.
•Energy Transfer’s Nederland terminal and related facilities serve as critical resources with access to the nation’s Strategic Petroleum Reserve (“SPR”). As a result of increased activity in the region along with higher SPR volumes, the terminal set records for throughput during the second quarter.
Financial
•Given Energy Transfer’s strong performance in the second quarter of 2022, as well as continued increasing demand, the Partnership now expects Adjusted EBITDA for the full year 2022 to be between $12.6 billion and $12.8 billion (previously $12.2 billion to $12.6 billion). The Partnership continues to expect its 2022 growth capital expenditures to be between $1.8 billion and $2.1 billion.
•In July 2022, Energy Transfer announced a quarterly cash distribution of $0.23 per common unit ($0.92 annualized) for the quarter ended June 30, 2022. This distribution represents a more than 50% increase over the second quarter of 2021. Future increases to the distribution level will continue to be evaluated quarterly with the ultimate goal of returning distributions to the previous level of $0.305 per common unit per quarter ($1.22 annualized) while balancing the Partnership’s leverage target, growth opportunities and unit buybacks.
•As of June 30, 2022, the Partnership’s revolving credit facility had $2.44 billion of available capacity.
•For the three months ended June 30, 2022, the Partnership invested approximately $437 million on growth capital expenditures.
Energy Transfer benefits from a portfolio of assets with exceptional product and geographic diversity. The Partnership’s multiple segments generate high-quality, balanced earnings with no single segment contributing more than 30% of the Partnership’s consolidated Adjusted EBITDA for the three or six months ended June 30, 2022. The vast majority of the Partnership’s segment margins are fee-based and therefore have limited commodity price sensitivity.
Conference Call information:
The Partnership has scheduled a conference call for 3:30 p.m. Central Time/4:30 p.m. Eastern Time on Wednesday, August 3, 2022 to discuss its second quarter 2022 results and provide an update on the Partnership. The conference call will be broadcast live via an internet webcast, which can be accessed through www.energytransfer.com and will also be available for replay on the Partnership’s website for a limited time.
Energy Transfer LP (NYSE: ET) owns and operates one of the largest and most diversified portfolios of energy assets in North America, with a strategic footprint in all of the major U.S. production basins. Energy Transfer is a publicly traded limited partnership with core operations that include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, natural gas liquids (“NGL”) and refined product transportation and terminalling assets; and NGL fractionation. Energy Transfer also owns Lake Charles LNG Company, as well as the general partner interests, the incentive distribution rights and 28.5 million common units of Sunoco LP (NYSE: SUN), and the general partner interests and 46.1 million common units of USA Compression Partners, LP (NYSE: USAC). For more information, visit the Energy Transfer LP website at www.energytransfer.com.
Sunoco LP (NYSE: SUN) is a master limited partnership with core operations that include the distribution of motor fuel to approximately 10,000 convenience stores, independent dealers, commercial customers and distributors located in more than 40 U.S. states and territories, as well as refined product transportation and terminalling assets. SUN’s general partner is owned by Energy Transfer LP (NYSE: ET). For more information, visit the Sunoco LP website at www.sunocolp.com.
USA Compression Partners, LP (NYSE: USAC) is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of natural gas compression services in terms of total compression fleet horsepower. USAC partners with a broad customer base composed of producers, processors, gatherers and transporters of natural gas and crude oil. USAC focuses on providing compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities and transportation applications. For more information, visit the USAC website at www.usacompression.com.
Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results, including future distribution levels and leverage ratio, are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. In addition to the risks and uncertainties previously disclosed, the Partnership has also been, or may in the future be, impacted by new or heightened risks related to the COVID-19 pandemic, and we cannot predict the length and ultimate impact of those risks. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.energytransfer.com.
Contacts
Energy Transfer
Investor Relations:
Bill Baerg, Brent Ratliff, Lyndsay Hannah, 214-981-0795
or
Media Relations:
Vicki Granado, 214-840-5820

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)

	June 30, 2022	December 31, 2021
ASSETS
Current assets (1)	$15,434	$10,537

Property, plant and equipment, net	79,868	81,607

Investments in unconsolidated affiliates	2,924	2,947
Lease right-of-use assets, net	822	838
Other non-current assets, net	1,561	1,645
Intangible assets, net	5,607	5,856
Goodwill	2,553	2,533
Total assets	$108,769	$105,963
LIABILITIES AND EQUITY
Current liabilities (1)	$13,475	$10,835

Long-term debt, less current maturities	48,104	49,022
Non-current derivative liabilities	144	193
Non-current operating lease liabilities	801	814
Deferred income taxes	3,611	3,648
Other non-current liabilities	1,376	1,323

Commitments and contingencies
Redeemable noncontrolling interests	493	783

Equity:
Limited Partners:
Preferred Unitholders	6,051	6,051
Common Unitholders	26,507	25,230
General Partner	(3)	(4)
Accumulated other comprehensive income	29	23
Total partners’ capital	32,584	31,300
Noncontrolling interests	8,181	8,045
Total equity	40,765	39,345
Total liabilities and equity	$108,769	$105,963
(1)    As of June 30, 2022, current assets include $1.71 billion of assets held for sale and current liabilities include $1.09 billion of liabilities held for sale, related to the Partnership’s pending sale of its interest in Energy Transfer Canada.

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
REVENUES	$25,945	$15,101	$46,436	$32,096
COSTS AND EXPENSES:
Cost of products sold	21,515	11,505	37,653	22,453
Operating expenses	1,060	867	2,009	1,687
Depreciation, depletion and amortization	1,046	940	2,074	1,894
Selling, general and administrative	211	184	441	385
Impairment losses	—	8	300	11
Total costs and expenses	23,832	13,504	42,477	26,430
OPERATING INCOME	2,113	1,597	3,959	5,666
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(578)	(566)	(1,137)	(1,155)
Equity in earnings of unconsolidated affiliates	62	65	118	120
Losses on extinguishments of debt	—	(1)	—	(8)
Gains (losses) on interest rate derivatives	129	(123)	243	71
Other, net	(18)	18	3	12
INCOME BEFORE INCOME TAX EXPENSE	1,708	990	3,186	4,706
Income tax expense	86	82	77	157
NET INCOME	1,622	908	3,109	4,549
Less: Net income attributable to noncontrolling interests	284	269	489	610
Less: Net income attributable to redeemable noncontrolling interests	12	13	25	25
NET INCOME ATTRIBUTABLE TO PARTNERS	1,326	626	2,595	3,914
General Partner’s interest in net income	1	1	2	4
Preferred Unitholders’ interest in net income	105	86	211	86
Limited Partners’ interest in net income	$1,220	$539	$2,382	$3,824
NET INCOME PER COMMON UNIT:
Basic	$0.40	$0.20	$0.77	$1.41
Diluted	$0.39	$0.20	$0.77	$1.41
WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING:
Basic	3,085.9	2,704.0	3,084.7	2,703.4
Diluted	3,105.7	2,717.8	3,104.2	2,715.5

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars and units in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021(a)
Reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow(b):
Net income	$1,622	$908	$3,109	$4,549
Interest expense, net of interest capitalized	578	566	1,137	1,155
Impairment losses	—	8	300	11
Income tax expense	86	82	77	157
Depreciation, depletion and amortization	1,046	940	2,074	1,894
Non-cash compensation expense	25	27	61	55
(Gains) losses on interest rate derivatives	(129)	123	(243)	(71)
Unrealized gains on commodity risk management activities	(99)	(47)	(54)	(93)
Losses on extinguishments of debt	—	1	—	8
Inventory valuation adjustments (Sunoco LP)	(1)	(59)	(121)	(159)
Equity in earnings of unconsolidated affiliates	(62)	(65)	(118)	(120)
Adjusted EBITDA related to unconsolidated affiliates	137	136	262	259
Other, net	25	(4)	84	11
Adjusted EBITDA (consolidated)	3,228	2,616	6,568	7,656
Adjusted EBITDA related to unconsolidated affiliates	(137)	(136)	(262)	(259)
Distributable cash flow from unconsolidated affiliates	82	89	168	165
Interest expense, net of interest capitalized	(578)	(566)	(1,137)	(1,155)
Preferred unitholders’ distributions	(117)	(99)	(235)	(195)
Current income tax (expense) benefit	(11)	(15)	30	(24)
Transaction-related income taxes(c)	—	—	(42)	—
Maintenance capital expenditures	(162)	(140)	(280)	(216)
Other, net	7	17	12	36
Distributable Cash Flow (consolidated)	2,312	1,766	4,822	6,008
Distributable Cash Flow attributable to Sunoco LP (100%)	(159)	(145)	(301)	(253)
Distributions from Sunoco LP	42	42	83	83
Distributable Cash Flow attributable to USAC (100%)	(56)	(52)	(106)	(105)
Distributions from USAC	24	24	48	48
Distributable Cash Flow attributable to noncontrolling interests in other non-wholly-owned consolidated subsidiaries	(294)	(251)	(611)	(502)
Distributable Cash Flow attributable to the partners of Energy Transfer	1,869	1,384	3,935	5,279
Transaction-related adjustments	9	9	21	28
Distributable Cash Flow attributable to the partners of Energy Transfer, as adjusted	$1,878	$1,393	$3,956	$5,307
Distributions to partners:
Limited Partners	$710	$413	$1,327	$825
General Partner	—	1	1	1
Total distributions to be paid to partners	$710	$414	$1,328	$826
Common Units outstanding – end of period	3,086.8	2,704.6	3,086.8	2,704.6
Distribution coverage ratio	2.65x	3.36x	2.98x	6.42x
(a)Winter Storm Uri, which occurred in February 2021, resulted in one-time impacts to the Partnership’s consolidated net income, Adjusted EBITDA and Distributable Cash Flow.
(b)Adjusted EBITDA, Distributable Cash Flow and distribution coverage ratio are non-GAAP financial measures used by industry analysts, investors, lenders and rating agencies to assess the financial performance and the operating results of Energy Transfer’s fundamental business activities and should not be considered in isolation or as a substitute for net income, income from operations, cash flows from operating activities or other GAAP measures.

There are material limitations to using measures such as Adjusted EBITDA, Distributable Cash Flow and distribution coverage ratio, including the difficulty associated with using any such measure as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss or cash flows. In addition, our calculations of Adjusted EBITDA, Distributable Cash Flow and distribution coverage ratio may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP, such as operating income, net income and cash flow from operating activities.
Definition of Adjusted EBITDA
We define Adjusted EBITDA as total partnership earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and other non-operating income or expense items. Inventory adjustments that are excluded from the calculation of Adjusted EBITDA represent only the changes in lower of cost or market reserves on inventory that is carried at last-in, first-out (“LIFO”). These amounts are unrealized valuation adjustments applied to Sunoco LP’s fuel volumes remaining in inventory at the end of the period.
Adjusted EBITDA reflects amounts for unconsolidated affiliates based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliate as those excluded from the calculation of Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates. The use of Adjusted EBITDA or Adjusted EBITDA related to unconsolidated affiliates as an analytical tool should be limited accordingly.
Adjusted EBITDA is used by management to determine our operating performance and, along with other financial and volumetric data, as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation.
Definition of Distributable Cash Flow
We define Distributable Cash Flow as net income, adjusted for certain non-cash items, less distributions to preferred unitholders and maintenance capital expenditures. Non-cash items include depreciation, depletion and amortization, non-cash compensation expense, amortization included in interest expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and deferred income taxes. For unconsolidated affiliates, Distributable Cash Flow reflects the Partnership’s proportionate share of the investee’s distributable cash flow.
Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash, and Distributable Cash Flow is calculated to evaluate our ability to fund distributions through cash generated by our operations.
On a consolidated basis, Distributable Cash Flow includes 100% of the Distributable Cash Flow of Energy Transfer’s consolidated subsidiaries. However, to the extent that noncontrolling interests exist among our subsidiaries, the Distributable Cash Flow generated by our subsidiaries may not be available to be distributed to our partners. In order to reflect the cash flows available for distributions to our partners, we have reported Distributable Cash Flow attributable to partners, which is calculated by adjusting Distributable Cash Flow (consolidated), as follows:
•For subsidiaries with publicly traded equity interests, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, and Distributable Cash Flow attributable to our partners includes distributions to be received by the parent company with respect to the periods presented.
•For consolidated joint ventures or similar entities, where the noncontrolling interest is not publicly traded, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiaries, but Distributable Cash Flow attributable to partners reflects only the amount of Distributable Cash Flow of such subsidiaries that is attributable to our ownership interest.
For Distributable Cash Flow attributable to partners, as adjusted, certain transaction-related adjustments and non-recurring expenses that are included in net income are excluded.

Definition of Distribution Coverage Ratio
Distribution coverage ratio for a period is calculated as Distributable Cash Flow attributable to partners, as adjusted, divided by distributions expected to be paid to the partners of Energy Transfer in respect of such period.
(c)For the six months ended June 30, 2022, the amount reflected for transaction-related income taxes was related to an amended return from a previous transaction.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUMMARY ANALYSIS OF QUARTERLY RESULTS BY SEGMENT
(Tabular dollar amounts in millions)
(unaudited)

	Three Months Ended June 30,
	2022	2021
Segment Adjusted EBITDA:
Intrastate transportation and storage	$218	$224
Interstate transportation and storage	397	331
Midstream	903	477
NGL and refined products transportation and services	763	736
Crude oil transportation and services	562	484
Investment in Sunoco LP	214	201
Investment in USAC	106	100
All other	65	63
Total Segment Adjusted EBITDA	$3,228	$2,616
The following analysis of segment operating results includes a measure of segment margin. Segment margin is a non-GAAP financial measure and is presented herein to assist in the analysis of segment operating results and particularly to facilitate an understanding of the impacts that changes in sales revenues have on the segment performance measure of Segment Adjusted EBITDA. Segment margin is similar to the GAAP measure of gross margin, except that segment margin excludes charges for depreciation, depletion and amortization. Among the GAAP measures reported by the Partnership, the most directly comparable measure to segment margin is Segment Adjusted EBITDA; a reconciliation of segment margin to Segment Adjusted EBITDA is included in the following tables for each segment where segment margin is presented.
In addition, for certain segments, the sections below include information on the components of segment margin by sales type, which components are included in order to provide additional disaggregated information to facilitate the analysis of segment margin and Segment Adjusted EBITDA. For example, these components include transportation margin, storage margin and other margin. These components of segment margin are calculated consistent with the calculation of segment margin; therefore, these components also exclude charges for depreciation, depletion and amortization.

Intrastate Transportation and Storage

	Three Months Ended June 30,
	2022	2021
Natural gas transported (BBtu/d)	14,834	12,195
Withdrawals from storage natural gas inventory (BBtu)	—	10,643
Revenues	$2,203	$949
Cost of products sold	1,843	664
Segment margin	360	285
Unrealized gains on commodity risk management activities	(41)	(5)
Operating expenses, excluding non-cash compensation expense	(95)	(55)
Selling, general and administrative expenses, excluding non-cash compensation expense	(13)	(9)
Adjusted EBITDA related to unconsolidated affiliates	7	7
Other	—	1
Segment Adjusted EBITDA	$218	$224
Transported volumes increased primarily due to the acquisition of the Enable Oklahoma Intrastate Transmission system, as well as increased production in the Permian and Haynesville.
Segment Adjusted EBITDA. For the three months ended June 30, 2022 compared to the same period last year, Segment Adjusted EBITDA related to our intrastate transportation and storage segment decreased due to the net impacts of the following:
•an increase of $40 million in operating expenses primarily due to an increase of $19 million in cost of fuel consumption, an increase of $10 million in additional expenses from the Enable assets, an increase of $7 million in utilities expenses, and an increase of $2 million in ad valorem taxes;
•an increase of $4 million in selling, general and administrative expenses primarily due to the addition of Enable;
•a decrease of $4 million in transportation fees primarily due to revenues related to Winter Storm Uri in the prior period, partially offset by fees from the Enable Oklahoma Intrastate Transmission System; and
•a decrease of $11 million in storage margin primarily due to lower storage optimization; partially offset by
•an increase of $36 million in retained fuel revenues related to higher natural gas prices; and
•an increase of $18 million in realized natural gas sales and other primarily due to the recognition in the current period of certain contingent amounts related to Winter Storm Uri.

Interstate Transportation and Storage

	Three Months Ended June 30,
	2022	2021
Natural gas transported (BBtu/d)	13,833	9,735
Natural gas sold (BBtu/d)	21	18
Revenues	$530	$407
Cost of products sold	2	—
Segment margin	528	407
Operating expenses, excluding non-cash compensation, amortization and accretion expenses	(200)	(143)
Selling, general and administrative expenses, excluding non-cash compensation, amortization and accretion expenses	(32)	(21)
Adjusted EBITDA related to unconsolidated affiliates	99	89
Other	2	(1)
Segment Adjusted EBITDA	$397	$331
Transported volumes increased primarily due to the impact of the Enable Acquisition, higher utilization on our Tiger system due to increased production in the Haynesville Shale, and higher volumes on our Transwestern system and on our Panhandle system due to increased demand.
Segment Adjusted EBITDA. For the three months ended June 30, 2022 compared to the same period last year, Segment Adjusted EBITDA related to our interstate transportation and storage segment increased due to the net impacts of the following:
•an increase of $121 million in segment margin primarily due to a $110 million increase due to the impact of the Enable Acquisition, a $21 million increase in transportation revenue from our Transwestern, Tiger, Rover and Trunkline Gas systems due to higher contracted volumes and higher rates, and a $6 million increase due to higher volumes and higher rates on operational gas sales on Transwestern. These increases were partially offset by an $11 million decrease resulting from shipper contract expirations on our Tiger system and a $5 million decrease on our Panhandle system due to less capacity sold; and
•an increase of $10 million in Adjusted EBITDA related to unconsolidated affiliates primarily due to the Enable Acquisition in December 2021; partially offset by
•an increase of $57 million in operating expenses primarily due to a $40 million increase from the impact of the Enable Acquisition, an $11 million increase resulting from the revaluation of system gas, a $3 million increase in maintenance project costs and a $2 million increase in ad valorem taxes; and
•an increase of $11 million in selling, general and administrative expenses primarily due to the impact of the Enable Acquisition.

Midstream

	Three Months Ended June 30,
	2022	2021
Gathered volumes (BBtu/d)	18,332	13,112
NGLs produced (MBbls/d)	813	665
Equity NGLs (MBbls/d)	46	38
Revenues	$5,050	$2,199
Cost of products sold	3,855	1,509
Segment margin	1,195	690
Unrealized losses on commodity risk management activities	2	—
Operating expenses, excluding non-cash compensation expense	(259)	(196)
Selling, general and administrative expenses, excluding non-cash compensation expense	(41)	(27)
Adjusted EBITDA related to unconsolidated affiliates	6	8
Other	—	2
Segment Adjusted EBITDA	$903	$477
Gathered volumes and NGL production increased compared to the same period last year due to increased production in the South Texas and Northeast regions, additional gathering capacity from the Permian Bridge, and new volumes from the Enable Acquisition in December 2021.
Segment Adjusted EBITDA. For the three months ended June 30, 2022 compared to the same period last year, Segment Adjusted EBITDA related to our midstream segment increased due to the net impacts of the following:
•an increase of $137 million in non-fee-based margin due to favorable natural gas prices of $61 million and NGL prices of $76 million;
•an increase of $146 million in non-fee-based margin due to the Enable Acquisition in December 2021, as well as increased production in the Permian and South Texas regions; and
•an increase of $223 million in fee-based margin due to the Enable Acquisition in December 2021, as well as increased production in the Permian and South Texas regions; partially offset by
•an increase of $63 million in operating expenses due to $57 million in incremental operating expenses related to the Enable assets acquired in December 2021 and a $6 million increase in materials pricing and repairs in the South Texas and Permian regions; and
•an increase of $14 million in selling, general and administrative expenses due to an $11 million increase from the impact of the Enable Acquisition and a $3 million increase in insurance and legal fees.

NGL and Refined Products Transportation and Services

	Three Months Ended June 30,
	2022	2021
NGL transportation volumes (MBbls/d)	1,912	1,748
Refined products transportation volumes (MBbls/d)	526	510
NGL and refined products terminal volumes (MBbls/d)	1,311	1,186
NGL fractionation volumes (MBbls/d)	938	833
Revenues	$7,557	$4,522
Cost of products sold	6,521	3,547
Segment margin	1,036	975
Unrealized gains on commodity risk management activities	(27)	(46)
Operating expenses, excluding non-cash compensation expense	(241)	(194)
Selling, general and administrative expenses, excluding non-cash compensation expense	(28)	(27)
Adjusted EBITDA related to unconsolidated affiliates	23	28
Segment Adjusted EBITDA	$763	$736
NGL transportation volumes increased primarily due to higher volumes from the Permian and Eagle Ford regions and the ramp-up in volumes on our propane and ethane export pipelines into our Nederland Terminal.
Refined products transportation volumes increased due to recovery from COVID-19 related demand reduction in the prior period.
NGL and refined products terminal volumes increased primarily due to the ramp-up in volumes on our propane and ethane export pipelines and refined product demand recovery.
Average fractionated volumes increased by approximately 12% due to increased production to our system, primarily from the Permian and Eagle Ford regions.
Segment Adjusted EBITDA. For the three months ended June 30, 2022 compared to the same period last year, Segment Adjusted EBITDA related to our NGL and refined products transportation and services segment increased due to the net impacts of the following:
•an increase of $32 million in fractionators and refinery services margin primarily due to a $46 million increase from higher volumes and increased utilization of our ethane optimization strategy in 2022. This increase was partially offset by a $9 million decrease from a less favorable pricing environment impacting our refinery services business and a $7 million intrasegment charge, which is fully offset in our transportation margin;
•an increase of $31 million in transportation margin primarily due to a $32 million increase resulting from higher y-grade throughput on our Texas pipeline system, a $7 million intrasegment charge, which is offset in our fractionators margin, a $6 million increase from higher exported volumes feeding into our Nederland Terminal, and a $5 million increase from higher throughput on our Mariner East pipeline system. These increases were partially offset by an $11 million decrease from lower throughput on our Mariner West pipeline due to the timing of customer facility maintenance and intrasegment charges of $9 million, which are fully offset within our marketing margin; and
•an increase of $28 million in terminal services margin primarily due to an $18 million increase from higher export volumes loaded at our Nederland Terminal and an $8 million increase from higher throughput at our Marcus Hook Terminal; partially offset by
•an increase of $47 million in operating expenses primarily due to a $35 million increase in gas and power utility costs, an $8 million increase from maintenance project costs and a $3 million increase in ad valorem taxes;
•a decrease of $8 million in marketing margin primarily due to a $39 million decrease due to lower gains from the optimization of NGL component products from our Gulf Coast NGL activities. This decrease was partially offset by a $20 million increase from our northeast blending and optimization activities and intrasegment charges of $9 million, which are fully offset within our transportation margin; and
•a decrease of $5 million in Adjusted EBITDA related to unconsolidated affiliates due to a $4 million decrease from lower volumes on the Explorer pipeline and a $2 million decrease from lower volumes on the White Cliffs pipeline.

Crude Oil Transportation and Services

	Three Months Ended June 30,
	2022	2021
Crude transportation volumes (MBbls/d)	4,318	3,987
Crude terminal volumes (MBbls/d)	3,056	2,594
Revenues	$7,300	$4,420
Cost of products sold	6,541	3,764
Segment margin	759	656
Unrealized (gains) losses on commodity risk management activities	(17)	3
Operating expenses, excluding non-cash compensation expense	(154)	(150)
Selling, general and administrative expenses, excluding non-cash compensation expense	(27)	(28)
Adjusted EBITDA related to unconsolidated affiliates	1	3
Segment Adjusted EBITDA	$562	$484
Crude transportation volumes were higher on our Texas pipeline system and Bakken Pipeline, driven by continued recovery in crude oil production in these regions as a result of higher crude oil prices and refinery demand. Additionally, volumes benefited from assets acquired in the Enable Acquisition as well as new assets placed into service. Crude terminal volumes were higher due to increased refinery demand and increased export activity at our Gulf Coast terminals.
Segment Adjusted EBITDA. For the three months ended June 30, 2022 compared to the same period last year, Segment Adjusted EBITDA related to our crude oil transportation and services segment increased due to the net impacts of the following:
•an increase of $83 million in segment margin (excluding unrealized gains and losses on commodity risk management activities) primarily due to a $58 million increase due to higher volumes on our Bakken Pipeline, a $20 million increase from assets acquired in the Enable Acquisition, and an $11 million increase in throughput at our Gulf Coast terminals due to stronger refinery and export demand, partially offset by a $3 million decrease due to lower volumes on our Bayou Bridge pipeline; partially offset by
•an increase of $4 million in operating expenses primarily due to higher volume-driven expenses, and expenses related to assets acquired in the Enable Acquisition; and
•a decrease of $2 million in Adjusted EBITDA related to unconsolidated affiliates due to the consolidation of certain operations that were previously reflected as unconsolidated affiliates.

Investment in Sunoco LP

	Three Months Ended June 30,
	2022	2021
Revenues	$7,815	$4,392
Cost of products sold	7,470	4,039
Segment margin	345	353
Unrealized gains on commodity risk management activities	(11)	(2)
Operating expenses, excluding non-cash compensation expense	(98)	(75)
Selling, general and administrative expenses, excluding non-cash compensation expense	(27)	(24)
Adjusted EBITDA related to unconsolidated affiliates	3	2
Inventory valuation adjustments	(1)	(59)
Other	3	6
Segment Adjusted EBITDA	$214	$201
The Investment in Sunoco LP segment reflects the consolidated results of Sunoco LP.
Segment Adjusted EBITDA. For the three months ended June 30, 2022 compared to the same period last year, Segment Adjusted EBITDA related to our investment in Sunoco LP segment increased due to the net impacts of the following:
•an increase in the gross profit on motor fuel sales of $15 million primarily due to a 9.6% increase in gross profit per gallon sold and a 2.7% increase in gallons sold; and
•an increase in non-motor fuel gross profit of $24 million primarily due to the 2021 fourth quarter acquisition of refined product terminals, as well as increased credit card transactions and merchandise gross profit; partially offset by
•an increase in operating expenses and selling, general and administrative expenses of $26 million primarily due to the recent acquisitions of refined product terminals and a transmix processing and terminal facility, higher employee costs and credit card processing fees.
Investment in USAC

	Three Months Ended June 30,
	2022	2021
Revenues	$172	$156
Cost of products sold	25	21
Segment margin	147	135
Operating expenses, excluding non-cash compensation expense	(30)	(24)
Selling, general and administrative expenses, excluding non-cash compensation expense	(11)	(11)
Segment Adjusted EBITDA	$106	$100
The Investment in USAC segment reflects the consolidated results of USAC.
Segment Adjusted EBITDA. For the three months ended June 30, 2022 compared to the same period last year, Segment Adjusted EBITDA related to our investment in USAC segment increased primarily due to the net impacts of the following:
•an increase of $12 million in segment margin primarily due to an increase in contract operations revenue as a result of select price increases on USAC’s existing fleet and higher revenue generating horsepower, and an increase in parts and service revenue related to an increase in maintenance work performed on units; partially offset by
•an increase of $6 million in operating expenses primarily due to sales tax refunds received in the prior period, an increase in retail parts and services expenses, and an increase in direct labor costs due to higher employee costs in the current period.

All Other

	Three Months Ended June 30,
	2022	2021
Revenues	$962	$576
Cost of products sold	882	470
Segment margin	80	106
Unrealized (gains) losses on commodity risk management activities	(5)	3
Operating expenses, excluding non-cash compensation expense	(24)	(38)
Selling, general and administrative expenses, excluding non-cash compensation expense	(16)	(19)
Adjusted EBITDA related to unconsolidated affiliates	1	—
Other and eliminations	29	11
Segment Adjusted EBITDA	$65	$63
For the three months ended June 30, 2022 compared to the same period last year, Segment Adjusted EBITDA related to our all other segment increased primarily due to the net impacts of the following:
•an increase of $9 million due to lower contract labor usage for Energy Transfer Canada;
•an increase of $4 million due to higher coal royalties at our natural resources business; and
•an increase of $3 million due to a favorable environment for our power trading activities; partially offset by
•a decrease of $13 million due to gains in the prior period related to Winter Storm Uri.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON LIQUIDITY
(In millions)
(unaudited)
The following table summarizes the status of our revolving credit facility. We also have consolidated subsidiaries with revolving credit facilities which are not included in this table.

	Facility Size	Funds Available at June 30, 2022	Maturity Date
Five-Year Revolving Credit Facility	$5,000	$2,440	April 11, 2027

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON UNCONSOLIDATED AFFILIATES
(In millions)
(unaudited)
The table below provides information on an aggregated basis for our unconsolidated affiliates, which are accounted for as equity method investments in the Partnership’s financial statements for the periods presented.

	Three Months Ended June 30,
	2022	2021
Equity in earnings (losses) of unconsolidated affiliates:
Citrus	$39	$42
MEP	(2)	(4)
White Cliffs	1	1
Explorer	5	8
Other	19	18
Total equity in earnings of unconsolidated affiliates	$62	$65

Adjusted EBITDA related to unconsolidated affiliates:
Citrus	$82	$85
MEP	6	5
White Cliffs	5	5
Explorer	9	13
Other	35	28
Total Adjusted EBITDA related to unconsolidated affiliates	$137	$136

Distributions received from unconsolidated affiliates:
Citrus	$21	$29
MEP	6	4
White Cliffs	5	5
Explorer	9	10
Other	23	16
Total distributions received from unconsolidated affiliates	$64	$64

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON NON-WHOLLY-OWNED JOINT VENTURE SUBSIDIARIES
(In millions)
(unaudited)
The table below provides information on an aggregated basis for our non-wholly-owned joint venture subsidiaries, which are reflected on a consolidated basis in our financial statements. The table below excludes Sunoco LP and USAC, which are non-wholly-owned subsidiaries that are publicly traded.

	Three Months Ended June 30,
	2022	2021
Adjusted EBITDA of non-wholly-owned subsidiaries (100%) (a)	$601	$549
Our proportionate share of Adjusted EBITDA of non-wholly-owned subsidiaries (b)	293	283

Distributable Cash Flow of non-wholly-owned subsidiaries (100%) (c)	$564	$508
Our proportionate share of Distributable Cash Flow of non-wholly-owned subsidiaries (d)	270	257
Below is our ownership percentage of certain non-wholly-owned subsidiaries:

Non-wholly-owned subsidiary:	Energy Transfer Percentage Ownership (e)
Bakken Pipeline	36.4%
Bayou Bridge	60.0%
Maurepas	51.0%
Ohio River System	75.0%
Permian Express Partners	87.7%
Red Bluff Express	70.0%
Rover	32.6%
Energy Transfer Canada	51.0%
Others	various
(a)Adjusted EBITDA of non-wholly-owned subsidiaries reflects the total Adjusted EBITDA of our non-wholly-owned subsidiaries on an aggregated basis. This is the amount included in our consolidated non-GAAP measure of Adjusted EBITDA.
(b)Our proportionate share of Adjusted EBITDA of non-wholly-owned subsidiaries reflects the amount of Adjusted EBITDA of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest.
(c)Distributable Cash Flow of non-wholly-owned subsidiaries reflects the total Distributable Cash Flow of our non-wholly-owned subsidiaries on an aggregated basis.
(d)Our proportionate share of Distributable Cash Flow of non-wholly-owned subsidiaries reflects the amount of Distributable Cash Flow of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest. This is the amount included in our consolidated non-GAAP measure of Distributable Cash Flow attributable to the partners of ET.
(e)Our ownership reflects the total economic interest held by us and our subsidiaries. In some cases, this percentage comprises ownership interests held in (or by) multiple entities.